Exhibit 10.27

EXHIBIT B

EXECUTIVE SEVERANCE AGREEMENT

THIS AGREEMENT is entered into this            day of                  , 2005 by and between Euramax International, Inc., a Delaware corporation, and                         (“Executive”).

WITNESSETH

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, Executive currently serves as an officer of the Company or a Subsidiary thereof and the Company recognizes that the possibility of a Change of Control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued and undivided dedication to his duties; and

WHEREAS, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.             Definitions:  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person including, without limitation, any employee of such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in New York, New York.

(d)           “Cause” means (i) conviction of the Executive for a felony, a crime involving moral turpitude (excluding in each case vehicular offenses) or other act or willful omission involving dishonesty or fraud with respect to any member of the Company Group, in each case, which causes material harm to the standing and reputation of any member of the Company Group and after written notice to Executive or (ii) other than by reason of death, Permanent Disability or termination of employment by Executive based on the occurrence of an event constituting Good Reason, Executive’s continued failure to perform his duties (consistent with those duties previously performed by Executive in his capacity as an executive officer of the Company and those of an executive officer in an organization of similar size and structure as the Company) to the Company and/or deliberate failure or deliberate refusal by Executive to comply with a reasonable written directive of the Board or the Chief Executive Officer of the Company which is consistent with the method and manner of conducting the business of the Company as it is now being conducted, after written notice and, if susceptible to remedy or cure is not cured or remedied and continues for fifteen (15) Business Days after the Board has given written notice to the Executive specifying in reasonable detail the manner in which Executive has continued to fail to perform his duties or refused to comply with such reasonable directive and after the Executive has been afforded an opportunity to be heard by the Board in respect thereto.  The Company must notify Executive of any event constituting Cause within ninety (90) calendar days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

(e)           “Change of Control” means, in a single transaction or a series of related transactions, the consummation within the term of this Agreement set forth in Section 5 hereof, of any of the following:

(1) a majority of the outstanding voting power of the Company shall have been acquired or otherwise become beneficially owned by any Person (other than the Existing Owner Group, Company, any other member of the Company Group, or any Affiliate of any member of the Company Group) or any two or more Persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of voting stock of the Company (the “Company Voting Securities”); or

(2)  there shall have occurred:

(A)  a merger or consolidation of the Company with or into another corporation, other than (i) a merger or consolidation with any other member of the Company Group or (ii) a merger or consolidation in which the holders of Company Voting Securities immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or

(B)  a statutory exchange of shares of one or more classes or series of outstanding Company Voting Securities for cash, securities or other property, other than an exchange in which the holders of Company Voting Securities immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company Voting Securities are being exchanged; or

(C)  the sale or other disposition of more than 80% of the consolidated assets of the Company and its Subsidiaries (based on the net book value of the consolidated assets of the Company and its Subsidiaries in the most recent audited financial statements of the Company), in one transaction or a series of transactions, other than a sale or disposition in which the holders of Company Voting Securities immediately prior to the sale or disposition as a class hold immediately after the sale or disposition at least a majority of all outstanding voting power of the entity to which such assets of the Company are being sold.

Notwithstanding anything in this Agreement to the contrary, if Executive’s employment is terminated prior to a Change of Control, and Executive reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control (a “Third Party”) and a Change of Control involving such Third Party occurs, then for all purposes of this Agreement, a “Change of Control” shall be deemed to have occurred and the date of a Change of Control shall mean the date immediately prior to the date of such termination of employment.

(f)            “Company” means Euramax International, Inc., a Delaware corporation.

(g)           “Company Group” means, collectively, the Company, its Subsidiaries and their respective successors and assigns.

(h)           “Date of Termination” means (1) the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 9, or (2) if Executive’s employment by the Company terminates by reason of death, the date of death of Executive.

(i)            “Existing Owner Group” means Citigroup Venture Capital Equity Partners, L.P., the current executive officers of the Company and its Subsidiaries and any combination of the foregoing and their Affiliates.

(j)            “Good Reason” means the occurrence of any of the following events after a Change of Control, without Executive’s express written consent:

(1)           the assignment to Executive of any duties or responsibilities inconsistent in any material respect with Executive’s position(s), duties, responsibilities or status with the Company or any other member of the Company Group immediately prior to such Change of Control (including any material diminution of his duties, responsibilities or authority and including without limitation, the Executive ceasing to serves as the sole [Lewis: Executive Vice President and Corporate Business Development Director] [Vansant: Chief Financial Officer] of the Company);

(2)           a reduction in Executive’s rate of annual base salary or annual bonus opportunity as in effect immediately prior to such Change of Control or failure to promptly pay him any such compensation;

(3)           any requirement that Executive (i) be based anywhere more than twenty-five (25) miles from the facility where Executive is located at the time of the Change of Control or (ii) travel on Company business to an extent that requires extended, overnight travel which is substantially greater than the travel obligations of Executive immediately prior to such Change of Control; or

(4)           the failure of the Company or any other member of the Company Group to continue to make available to Executive a package of benefits including employee benefit plans, welfare benefits, fringe benefits, vacation and sick pay plans which are substantially equivalent, in the aggregate, to those plans in which Executive is participating immediately prior to such Change of Control.

Any event or condition described in this Section 1(j)(1) through (4) which occurs prior to a Change of Control, but was at the request or suggestion of a Third Party who effectuates a Change of Control, shall constitute Good Reason following a Change of Control for purposes of this Agreement notwithstanding that it occurred prior to the Change of Control, and any termination of employment by Executive for such Good Reason in accordance with this Agreement after the date hereof, whether prior to or after a Change of Control, shall be deemed to have occurred during the Termination Period.  An action taken in good faith and which is remedied by the Company within fifteen (15) Business Days after receipt of notice thereof given by Executive shall not constitute Good Reason.  Executive must provide notice of termination of employment within ninety (90) calendar days of Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

(k)           “Nonqualifying Termination” means a termination of Executive’s employment (1) by the Company for Cause, (2) by Executive for any reason other than Good Reason, (3) as a result of Executive’s death, or (4) by the Company due to Executive’s Permanent Disability.

(l)            “Permanent Disability” means Executive is unable to perform, in the written opinion of a medical doctor mutually agreed to by the Company and by the Executive or his legal representative (and if the Company and Executive are unable to agree upon a medical doctor, a third doctor selected by the doctor selected by the Company and the doctor selected by Executive or his legal representative), by reason of physical or mental incapacity, his duties or obligations under this Agreement, for a period of one hundred twenty (120) consecutive calendar days or a total period of one hundred fifty (150) calendar days in any three hundred sixty (360) calendar day period.

(m)          “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or any other entity.

(n)           “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

(o)           “Termination Period” means the period of time beginning with a Change of Control and ending on the second anniversary of the effective date of such Change of Control.

2.             Payments Upon Termination of Employment. If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, and Executive agrees upon such termination to execute a release, in the same form as attached hereto as Exhibit A, with respect to all tort and contract claims, as well as claims brought under all applicable federal, state or local statutes, laws, regulations or ordinances, then the Company shall pay to Executive (or Executive’s beneficiary or estate) within thirty (30) calendar days after the Company’s receipt of the signed release (and upon the expiration of any revocation rights in the release), as compensation for services rendered to the Company, a lump-sum cash amount equal to the sum of:

(a)           Executive’s base salary through the Date of Termination and any unpaid bonus for the fiscal year ending prior to the Date of Termination to the extent not theretofore paid;

(b)           A pro rata portion of Executive’s annual bonus in an amount at least equal to:  (i) the greater of (A) 50% (or such higher percentage as shall then be applicable to Executive pursuant to the Euramax Incentive Bonus Plan (such plan being the “Bonus Plan” and such higher percentage being the “Higher Percentage”) for the fiscal year in which the Change of Control occurs) of Executive’s annualized base salary for the fiscal year in which the Change of Control occurs, and (B) 50% (or such Higher Percentage for the fiscal year in which the Date of Termination occurs) of Executive’s annualized base salary for the fiscal year in which Executive’s Date of Termination occurs, in either case, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365);

(c)           Any accrued vacation pay  to the extent not theretofore paid;

(d)           Three times Executive’s annualized rate of base salary in effect 30 days prior to the Date of Termination (disregarding any change therein which constitutes Good Reason hereunder); and

(e)           Three times 50% of Executive’s annualized base salary for the fiscal year in which Executive’s Date of Termination occurs (disregarding any change therein which constitutes Good Reason hereunder).

Any amount paid pursuant to Section 2 shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan or policy of the Company during the Termination Period.  After the Termination Period, if Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive severance in accordance with whatever severance plans and policies that the Company or the surviving entity after the Change of Control has in place for similarly situated employees on the Date of Termination, giving full service credit under all such plans for the period prior to the Change of Control during which Executive was employed by the Company.

3.             Certain Additional Payments by the Company.

(a)           Excess Parachute Payment.    If any payments to be received by the Executive, including payments under this Agreement, either alone or in conjunction with any other payments or benefits made available to the Executive in connection with the termination of the Executive’s employment or a Change of Control of the Company result in Executive’s incurring the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, the Company will pay to Executive an additional amount (the “Gross Up Payment”) necessary to reimburse Executive on an after-tax basis (including FICA, excise taxes, interest and penalties) for the Excise Tax.  In determining the amount of the Gross Up Payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(b)           The Executive agrees that he will not report any payments received from the Company following a Change of Control to the IRS as being subject to the Excise Tax; provided that, if Executive receives and provides to the Company a written opinion from Executive’s tax counsel or from an accounting firm reasonably acceptable to the Company that it is reasonably likely that Executive will be subject to the Excise Tax or a penalty as a result of reporting such payments on such basis, the Company shall within 30 days after the receipt of such opinion, either (i) promptly pay the amount of the Excise Tax and the Gross-Up Payment as provided in Section 3(a) hereof prior to the time such Excise Tax is due to Executive, which Excise Tax amount Executive covenants to pay to the IRS within 10 days after Executive’s receipt thereof from the Company or (ii) provide Executive with an opinion effective as of the time of Executive’s filing of his return relating to such payments, addressed to Executive from a tax advisor or counsel reasonably acceptable to Executive, which provides that there is a reasonable basis as defined in Treasury Regulation Section 1.6662-3(b)(3) for reporting the payments received by Executive from the Company following a Change of Control to the IRS as not being subject to the Excise Tax.  If the IRS challenges Executive’s position that the payments are not subject to the Excise Tax, the Company has the right, in its sole discretion and at its sole expense and with the Executive’s co-operation, to defend that position and negotiate, dispute or litigate with the IRS in whatever forums the Company considers appropriate.  Any Gross-Up Payment will only be made when such dispute is finally resolved or determined by final non-appealable authority.

4.             Withholding Taxes.  The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

5.             Term of Agreement.  This Agreement shall be effective on the date hereof and shall continue in effect until the first anniversary of the date hereof; provided, however, if on the first anniversary of the date hereof, the Company or its shareholders are party to a definitive agreement the consummation of which would result in a Change of Control, the term of this Agreement shall be automatically extended through the consummation of such Change of Control or its earlier abandonment or termination.  This Agreement shall continue in effect for a period of twenty-four (24) months after a Change of Control, if such Change of Control shall have occurred during the term of this Agreement provided above.  Notwithstanding anything in this Section 5 to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment prior to a Change of Control, except as provided in the last paragraph of Section 1(e) or the last paragraph of Section 1(j).

6.             Termination of Agreement.  This Agreement shall be effective on the date hereof and shall continue until the first to occur of (a) termination of Executive’s employment with the Company prior to a Change of Control (except if such termination is pursuant to the last paragraph of Section 1(e) or the last paragraph of Section 1(j) hereof), (b) a Nonqualifying Termination, (c) the end of the Termination Period, or (d) expiration in accordance with Section 5.

7.             Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive’s employment with the Company shall terminate prior to a Change of Control, Executive shall have no further rights under this Agreement (except if such termination is pursuant to the last paragraph of Section 1(e) or the last paragraph of Section 1(j) hereof)); provided, however, that any termination of Executive’s employment during the Termination Period shall be subject to all of the provisions of this Agreement.

8.             Successors; Binding Agreement.

(a)           This Agreement shall not be terminated by any merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any other member of the Company Group (a “Business

Combination”).  In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the Person to which such assets are transferred (the “Surviving Company”) and such Surviving Company shall be treated as the Company hereunder.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive shall die and, under the terms of this Agreement, any payment would be required to Executive hereunder, , all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such Person or Persons appointed in writing by Executive to receive such amounts or, if no Person is so appointed, to Executive’s estate.

9.             Notice.

(a)           For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) Business Days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the last known address shown in the Company’s personnel records

If to the Company:	Euramax International, Inc.
5445 Triangle Parkway
Suite 350
Norcross, Georgia 30092
ATTN: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)           A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (3) specify the termination date.  The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstances in enforcing Executive’s or the Company’s rights hereunder.

10.           Full Settlement. Payment by the Company of its obligations hereunder and performance of the Company’s other obligations hereunder shall be in lieu and in full settlement of all other severance obligations to Executive under any severance or employment agreement between the Executive and any member of the Company Group, excluding other benefits specifically provided by the Company to Executive contingent upon a Change of Control, if any, as approved by the Board and any payments to which Executive is entitled under the Company’s Supplemental Executive Retirement Plan.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment and shall not be reduced by offset against any amount claimed to be owed by the Executive to the Company.

11.           Governing Law, Validity.  The interpretation, construction and performance of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforeceability of any other provision of this agreement, which other provisions shall remain in full force and effect.

12.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

13.           Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries under any other employee benefit plan or compensation program of the Company.

14.           Confidential Information.  Executive hereby agrees that, if there is a Change of Control and Executive’s employment with the Company is terminated for any reason other than a Nonqualifying Termination either prior to the Change of Control pursuant to the last paragraph of Section 1(e) or the last paragraph of Section 1(j) hereof or after the Change of Control during the Termination Period, Executive agrees that he will not disclose any Confidential Information of the Company, its Subsidiaries and/or Affiliates that came into his knowledge during his employment by the Company without the prior written consent of the Company.  “Confidential Information” means any data or information that the Company treats as confidential, that is valuable to the Company and that is not known to the public or to vendors or to competitors of the Company, its Subsidiaries or Affiliates.

15.           Required Approval.  The obligations of the Company hereunder are contingent upon approval of this Agreement by more than 75% of the voting power of the Company’s outstanding stock (as determined under Section 280G(b)(5)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated under Code Section 280G), which approval the Company shall obtain prior to the execution of a binding contract for a merger or other transaction which would result in a Change of Control.. The Executive and the Company acknowledge that in seeking such approval, they will use their best efforts to satisfy the requirements of Code Section 280G(b)(5)(A)(ii) and the Treasury Regulations promulgated under Code Section 280G.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

EURAMAX INTERNATIONAL, INC.	EXECUTIVE:

By:

Title:

EXHIBIT A -RELEASE

THIS RELEASE (the “Release”) is entered into by and between [insert name of employer] (the “Company”) and                 (“Employee”), a resident of the state and country of                 .

WITNESSETH

Employee and the Company are terminating their employment relationship, effective         ,         , and desire to settle fully and finally all differences between them that may arise out of or relate to Employee’s employment with the Company and all other claims Employee has or may have through the Effective Date of this Release; and

NOW, THEREFORE, in consideration of this recital, the agreements, warranties, and representations contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties to this Release hereby agree as follows:

1.             Execution. Employee represents and warrants that he or she is competent to enter into this Release, is relying on independent judgment and the opportunity to seek the advice of legal counsel, and has not been influenced in making this Release by any representations made by or on behalf of the Company.

2.             Specific Consideration. In exchange for the release provided hereunder and other good and valuable consideration, and upon the execution of this Release, Employee shall be paid in accordance with that certain Executive Severance Agreement between Employee and the Company (or the Company’s predecessor) dated               , 2005 (“Severance Agreement”), which payment includes all amounts, if any, which are owed to Employee pursuant to any agreement, plan or policy of the Company arising from a “Change of Control” of the Company, as defined in the Severance Agreement, if such amount has not been previously paid to Employee.

Employee agrees that no further amount is or shall be due or claimed to be due from the Company and/or from any other person or entity released in paragraph 3 below except for any post-termination payment amounts owed to Employee pursuant to employee benefit plans qualified under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or pursuant to the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), or any payments to or rights of Employee hereunder or under the Employee’s Supplemental Executive Retirement Plan dated April 15, 2003, the 1999 Phantom Stock Plan, the Euramax International, Inc. 2003 Equity Compensation Plan (the “Equity Plan”) (or underlying agreements), the Restricted Stock Agreement pursuant to the Equity Plan, the Euramax International, Inc. 2005 Retention Bonus Program or any shareholder agreement relating to Euramax International, Inc. to which Employee is a party, or any rights Employee may have pursuant to any indemnification provided by Euramax International, Inc. (such payments or rights set forth in this paragraph collectively the “Surviving Obligations”).

3.             Release . In consideration of the payment provided for in paragraph 2 above and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Employee and his or her heirs, executors, administrators, agents, assigns, and any other representative or entity acting on his, her or their behalf, do hereby now and forever unconditionally release, discharge, acquit and hold harmless the Company [and Euramax International, Inc. (“Parent”),] and any of their affiliates or related companies, and any and all of their employees, directors, officers, shareholders, agents, administrators, assigns, and any other representative or entity acting on their behalf (collectively the “Released Parties”), from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the date he or she executes this Release, regardless of whether known or unknown, and regardless of whether asserted by Employee to date, other than any rights under the Surviving Obligations.

4.             Enforcement. In the event of a default or breach of this Release, each party may pursue whatever legal or equitable remedies that may be available to such party to seek judicial enforcement of this Release, whether by injunction, specific performance, an action for damages or otherwise.

5.             Jurisdiction. The laws of the State of Delaware shall govern this Release, unless pre-empted by any applicable federal law.

6.             General. This Release may be signed in counterparts with the same force and effect as if signed in a single document. No provision of this Release may be modified or waived except by a written agreement signed by each of the parties hereto. This Release contains the entire agreement of the parties, and supersedes any and all prior or contemporaneous understandings, agreements, representations and/or promises, whether oral or written, which are not expressly set forth herein or expressly referred to herein.

7.             OWBPA Rights. Employee is advised to seek legal counsel regarding the terms of this Release.  Employee acknowledges that he or she has either sought legal counsel or has consciously decided not to seek legal counsel regarding the terms and effect of this Release. Employee acknowledges that this Release releases only those claims which exist as of the date he or she executes this Release.

(a)           Employee acknowledges that he or she make take up to a period of forty-five (45) days from the date of receipt of this Release within which to consider and sign this Release, but he or she may also choose to sign and return it earlier.

(b)           Employee acknowledges that he or she will have seven (7) days from the date of signing this Release to revoke the Release in writing in its entirety (“Revocation Period”).  Employee acknowledges that the Release will not become effective or enforceable until the Revocation Period has expired.  In the event the Employee chooses to revoke this Release, within the Revocation Period, he or she will:

(i).           Revoke the entire Release in a signed writing, delivered to the following person on or before the seventh (7th) day after he or she executed the Release:

(ii)           Forfeit all severance payments rights that are contemplated by this Release.

(c)           The Effective Date of this Release shall be the eight (8th) day after the date Employee signs the Release, assuming the Employee has not properly revoked the Release in writing within the Revocation Period.

(d)           Employee acknowledges receipt, in Schedule 1 attached hereto, of a list of job titles and ages of all the employees of the Company and of all entities controlled by or under common control with the Company who were selected for participation in the employment

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termination program (as such term is entitled in 29 USC §626(f)(1)(F)(ii)) in which Employee participates and a list of job titles and ages of all such employees in the same job classification(s) as such participants but who were not selected for such participation.

(e)           Employee expressly acknowledges that the payments and the other consideration that he or she is receiving under the Release constitute material consideration for his or her execution of this Release, and represent valuable consideration to which he or she would not otherwise be entitled.

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IN WITNESS WHEREOF, the undersigned have executed this Release on the date set forth below.

EMPLOYEE:
Subscribed before me this the
day of ,
Signature of Employee

Notary Public	Printed Name of Employee

My commission expires:	Date:

[Insert Name of Employer]

By:
Its:

Date:

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Schedule 1

Participants

Job Title	Ages

Non Participants

Job Title	Ages

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